Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Susan Eich
+1 612 851 6205
susan.eich@softbrands.com

SOFTBRANDS ANNOUNCES SECOND QUARTER FISCAL 2005 RESULTS

Company Reports Operating Income of $403,000

Minneapolis, May 16, 2005 – SoftBrands, Inc. today announced its financial results for second quarter fiscal 2005.

The company reported a net loss of $895,000, or a loss of 2 cents per diluted share, for the three months ended March 31, 2005, compared with a net loss of $7,291,000, or a loss of 18 cents per diluted share, for second quarter 2004.  The net loss in the 2004 quarter included a $6,040,000 charge for the change in value of mandatorily redeemable common stock warrant and income from discontinued operations of $133,000.

Second-quarter 2005 operating income was $403,000, compared with operating income of $23,000 in the comparable period in the prior year.  Operating income in second quarter 2005 benefited from a $261,000 credit to restructuring expense as a result of an early lease termination and lower than expected severance costs.  In second quarter 2004, operating income was reduced by $365,000 in restructuring charges.

“SoftBrands second quarter results reflect improved performance in both our manufacturing and hospitality businesses,” said George Ellis, SoftBrands chairman and chief executive officer. “In particular, we are benefiting from the turnaround in our hospitality business.”

Revenues for second quarter 2005 were $17.4 million, compared with $16.8 million in the 2004 period. Maintenance revenue accounted for 63 percent of total revenues in the current quarter and 64 percent of revenues in second quarter 2004.

In the company’s manufacturing business, revenues were $12.0 million in second quarter 2005, compared with $12.3 million in the 2004 period, reflecting lower software license revenues, partially offset by a single-digit increase in maintenance revenues due to improved customer retention rates and customer adoption of new service offerings. License revenue was impacted by the transfer of sales resources to Fourth Shift Edition for SAP Business One, which had not yet been released in the quarter and for which all revenue was deferred until general release, which occurred April 29, 2005.  Second quarter operating income in manufacturing rose more than 55 percent to $3.0 million, from $1.9 million in the prior year quarter, due to improved gross margins resulting from cost savings related to the company’s Bangalore, India customer support center and reduced operating expenses.

In the company’s hospitality business, revenues increased more than 20 percent in the quarter to $5.4 million in 2005, from $4.5 million in the prior year quarter, as a result of revenue from a PORTfolio development project that was finalized in the quarter and improved sales of PORTfolio and Medallion in Europe.  Second quarter 2005 operating income for SoftBrands’ hospitality business increased significantly to $1.5 million, from $179,000 in the prior year quarter as a result of increased license and professional services revenue, and improved gross margins.

On a geographic basis, the Americas region posted a 5.8 percent increase in revenues in the 2005 quarter due to strong revenue growth in hospitality.  In the company’s Europe, Middle East and Africa (EMEA) region, revenues declined 1.4 percent, with strong performance in hospitality offset by a decline in manufacturing revenues. The company’s Asia Pacific operations posted a 6.4 percent increase in revenue in second quarter 2005, primarily due to strong manufacturing performance in China.

Corporate expense was significantly higher in the quarter primarily due to costs related to Sarbanes-Oxley compliance and increased marketing costs.

Six Month Results

SoftBrands reported a net loss of $1,561,000, or a loss of 4 cents per diluted share, for the six months ended March 31, 2005, compared with a net loss of $7,616,000, or a loss of 19 cents per diluted share, for the first six months of fiscal 2004.  The net loss in the 2004 six-month period includes a $6,423,000 charge for the change in value of mandatorily redeemable common stock warrant and income from discontinued operations of $2,339,000.

Operating income for the 2005 six-month period was $567,000, compared with an operating loss of $1,103,000 in the comparable period in the prior year.  Operating income in the 2005 six-month period benefited from a $261,000 credit to restructuring expense; in the 2004 six-month period operating income was reduced by $1,491,000 in restructuring charges.

Revenues for the six months ended March 31, 2005 were $34.7 million, compared with $34.2 million in the 2004 period.

Cash and Liquidity

As of March 31, 2005, SoftBrands had approximately $9.1 million in total unrestricted cash, down slightly from September 30, 2004.  SoftBrands generated cash of $550,000 from operations in the six months ended March 31, 2005, compared to using cash of $252,000 in the prior year six-month period.

SoftBrands has been informed that the Liquidating Trust, established following the AremisSoft bankruptcy, has reached settlement in one of the actions it is pursuing and anticipates, in accordance with that settlement, a substantial collection within the next several months.  SoftBrands has not been advised as to the precise amount of the anticipated collection, the exact timing of the collection, or whether the Liquidating Trust will make an immediate distribution to its beneficiaries and SoftBrands. SoftBrands retains a 10% interest in net collections, after expenses, by the Liquidating Trust.  Through December 31, 2004, we had received distributions totaling $2,915,000 from the Trust.

Conference Call

SoftBrands will hold its second quarter earnings conference call at 10am CDT today, May 16, 2005.  Interested parties may listen to the call by dialing 866-257-2066 (passcode: 29463078). A live webcast will also be available on www.softbrands.com. Interested parties should dial into the conference call or access the webcast approximately 10-15 minutes before the scheduled start time. A replay will be available approximately one hour after the conference call concludes and will remain available through May 19, 2005. The replay number is 888-286-8010 and international 617-801-6888 (passcode: 98275695). The webcast will be archived on www.softbrands.com for approximately one year.

Cautionary Statement

All statements other than historical facts included in this release regarding future operations are subject to the risks inherent in predictions and “forward looking statements.” These statements are based on the beliefs and assumptions of management of SoftBrands and on information currently available to us. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in filings by SoftBrands with the SEC, including:

•                  Changes in the economy, natural disasters, disease or other events that affect the manufacturing and hospitality segments, or the geographies, we serve;

•                  Our ability to timely complete and introduce, and the market acceptance of, our new products;

•                  Our ability to properly document our sales consistent with the manner in which we recognize revenue;

•                  Our ability to manage international operations;

•                  Our ability to maintain and expand our base of clients on software maintenance programs;

•                  The effects of and our ability to rapidly adapt to changes in standards for operating systems, databases and other technologies; and

•                  Our ability to maintain compliance with our debt agreement.

About SoftBrands

SoftBrands, Inc. is a global leader in providing solutions for small to medium-sized businesses worldwide, currently focused on the hospitality and manufacturing industries. With more than 4,000 customers in over 60 countries now actively using its manufacturing (Fourth Shift, Fourth Shift Edition for SAP Business One, evolution, Demand Stream) and hospitality products, SoftBrands has established a worldwide infrastructure for distribution, development and support of enterprise software. The company, headquartered in Minneapolis, Minnesota, has over 500 employees with branch offices in Europe, Asia, Australia and Africa. Additional information can be found at www.softbrands.com.

Tables Follow

Consolidated Statements of Operations

(In thousands, except per share data.  Unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2005	2004	2005	2004

Revenue
Software licenses	$2,483	$2,156	$4,780	$4,308
Maintenance	10,995	10,771	22,128	21,924
Professional services	3,250	3,058	6,429	6,465
Third-party software and hardware	658	823	1,326	1,526
Total revenue	17,386	16,808	34,663	34,223

Cost of revenues
Software licenses	1,088	1,413	2,208	2,540
Maintenance	3,478	3,661	7,011	7,414
Professional services	2,611	2,377	5,197	5,164
Third-party software and hardware	385	707	830	1,265
Total cost of revenues	7,562	8,158	15,246	16,383
Gross profit	9,824	8,650	19,417	17,840

Operating expenses
Selling, general and administrative	7,655	6,002	15,082	13,044
Research and product development	2,027	2,260	4,029	4,408
Restructuring related	(261)	365	(261)	1,491
Total operating expenses	9,421	8,627	18,850	18,943
Operating income (loss)	403	23	567	(1,103)

Interest expense	(1,022)	(1,230)	(2,025)	(2,268)
Change in value of mandatorily redeemable common stock warrant		(6,040)		(6,423)
Other income (expense), net	(86)	(44)	187	(18)
Loss from continuing operations before provision for income taxes	(705)	(7,291)	(1,271)	(9,812)
Provision for income taxes	190	133	290	143
Loss from continuing operations	(895)	(7,424)	(1,561)	(9,955)

Discontinued operations
Income from discontinued operations, net of tax		133		2,339
Net loss	$(895)	$(7,291)	$(1,561)	$(7,616)

Basic and diluted earnings (loss) per common share
Continuing operations	$(0.02)	$(0.19)	$(0.04)	$(0.25)
Discontinued operations				$0.06
Net loss	$(0.02)	$(0.18)	$(0.04)	$(0.19)

Weighted average basic and diluted shares outstanding	40,030	40,000	40,030	40,000

Consolidated Balance Sheets

(In thousands, except per share data.  Unaudited)

	March 31,	September 30,
	2005	2004

Assets
Current assets
Cash and cash equivalents	$9,070	$9,719
Accounts receivable, net	6,498	6,289
Prepaid expenses and other current assets	1,259	1,224
Total current assets	16,827	17,232

Furniture, fixtures and equipment, net	2,338	2,382
Restricted cash	750	846
Goodwill	22,947	22,947
Intangible assets, net	5,809	7,917
Other long-term assets	950	1,127
Total assets	$49,621	$52,451

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt and capital leases	$2,522	$547
Accounts payable	2,090	2,169
Accrued expenses	5,515	6,775
Accrued restructuring costs	333	1,214
Deferred revenue	19,800	18,014
Other current liabilities	1,627	1,892
Total current liabilities	31,887	30,611

Long-term debt and capital leases	15,841	17,675
Other long-term liabilities	410	594
Total liabilities	48,138	48,880

Stockholders’ equity
Series A and undesignated preferred stock, $0.01 par value; 10,668 shares authorized; no shares issued or outstanding
Series B convertible preferred stock, $0.01 par value; 4,332 shares authorized, issued and outstanding; liquidation value of $4,591	5,068	5,068
Common stock, $0.01 par value; 110,000 shares authorized; 40,030 shares issued and outstanding	400	400
Additional paid-in capital	172,497	172,497
Accumulated other comprehensive loss	(1,673)	(1,146)
Accumulated deficit	(174,809)	(173,248)
Total stockholders’ equity	1,483	3,571
Total liabilities and stockholders’ equity	$49,621	$52,451

Consolidated Statements of Cash Flows

(In thousands, except per share data.  Unaudited.)

	Six Months Ended
	March 31,	March 31,
	2005	2004

Cash flow from operating activities
Loss from continuing operations	$(1,561)	$(9,955)
Adjustments to reconcile loss from continuing operations to net cash provided by (used in) continuing operations
Depreciation and amortization	2,929	3,607
Change in value of mandatorily redeemable common stock warrant		6,423
Noncash interest expense	586	792
Foreign currency transaction (gains) losses	(124)	22
Restructuring related	(261)	1,491
Provision for doubtful accounts	75	99
Change in operating assets and liabilities
Accounts receivable, net	(55)	395
Prepaid expenses and other current assets	10	396
Accounts payable	(112)	(2,366)
Accrued expenses	(1,359)	(1,585)
Accrued restructuring costs	(689)	(2,362)
Deferred revenue	1,440	2,842
Other current liabilities	(270)	(264)
Other long-term assets and liabilities	(59)	213
Net cash provided by (used in) continuing operations	550	(252)
Net cash provided by discontinued operations		2,915
Net cash provided by operating activities	550	2,663

Cash flow from investing activities
Purchases of furniture, fixtures and equipment	(358)	(499)
Capitalized software development costs	(191)
Net cash used in investing activities	(549)	(499)

Cash flow from financing activities
Repayment of long-term debt and capital leases	(226)	(693)
Capitalized financing costs		(52)
Net cash used in financing activities	(226)	(745)
Effect of exchange rates on cash balances	(424)	(158)
Change in cash and cash equivalents	(649)	1,261

Cash and cash equivalents
Beginning of period	9,719	8,976
End of period	$9,070	$10,237

Operating Results Summary

(in thousands. Unaudited)

	Three Months Ended March 31,
	2005		2004		% Change
	Revenue	Operating Income (Loss)	Revenue	Operating Income (Loss) (1)	Revenue	Operating Income (Loss)

Manufacturing	$11,951	$3,025	$12,299	$1,951	(2.8)%	55.0%
Hospitality	5,435	1,472	4,509	179	20.5%	NM
Corporate		(4,094)		(2,107)		94.3%

Total Company	$17,386	$403	$16,808	$23	3.4%	NM

	Six Months Ended March 31,
	2005		2004		% Change
	Revenue	Operating Income (Loss)	Revenue	Operating Income (Loss) (1)	Revenue	Operating Income (Loss)

Manufacturing	$24,372	$6,368	$24,527	$5,282	(0.6)%	20.6%
Hospitality	10,291	1,931	9,696	(326)	6.1%	NM
Corporate		(7,732)		(6,059)		27.6%

Total Company	$34,663	$567	$34,223	$(1,103)	1.3%	NM

NM: Percentage not meaningful.

(1) Certain reclassifications were made to unallocated corporate expenses in fiscal 2004 to conform with the 2005 presentation.

Revenue by Segment and Geography

(In thousands. Unaudited)

	Three Months Ended March 31
	2005			2004
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total

Americas	$7,287	$2,274	$9,561	$7,421	$1,620	$9,041
Europe, Middle East & Africa	3,029	2,516	5,545	3,454	2,170	5,624
Asia Pacific	1,635	645	2,280	1,424	719	2,143
	$11,951	$5,435	$17,386	$12,299	$4,509	$16,808

	Six Months Ended March 31
	2005			2004
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total

Americas	$14,942	$4,096	$19,038	$14,913	$3,997	$18,910
Europe, Middle East & Africa	6,132	4,890	11,022	6,614	4,447	11,061
Asia Pacific	3,298	1,305	4,603	3,000	1,252	4,252
	$24,372	$10,291	$34,663	$24,527	$9,696	$34,223